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EXHIBIT 10-20

April 30, 1998

*** PERSONAL & CONFIDENTIAL ***

HAND DELIVERED

First Mortgage Corporation
3230 Fallow Field Drive
Diamond Bar, California 91765

Attn:     Pac W. Dong, Chief Financial Officer

Dear Pac:

     It is the recommendation of the Compensation Committee that the agreement by which you are currently employed by First Mortgage Corporation be renewed for the fiscal year April 1, 1998 through March 31, 1999 upon the same terms and conditions as presently exist.

     If this is acceptable to you, kindly sign the enclosed copy of this letter indicating that, if the recommendation is accepted by the Board of Directors of First Mortgage Corporation, you will continue in your employment under the contract as indicated.

Best personal regards,

Robert E. Weiss,
Chairman, Compensation Committee

REW:jk
Encls.

I agree to the renewal of my Employment Agreement by First Mortgage Corporation for the fiscal year April 1, 1998 through March 31, 1999 upon the same terms and conditions as presently exist.

Dated:  April 30, 1998

PAC W. DONG, CHIEF FINANCIAL OFFICER